UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 6, 2016

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-19514 (Commission File Number)	73-1521290 (I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK (Address of principal executive offices)		73134 (Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.	Other Events.

Notes Offering

On October 6, 2016, Gulfport Energy Corporation (“Gulfport”) issued a press release announcing that it proposes to offer, subject to market conditions and other factors, $650 million aggregate principal amount of its Senior Notes due 2024 (the “Notes”) to fund the repurchase of its outstanding 7.750% Senior Notes due 2020. The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act (the “Notes Offering”). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This report is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Certain Additional Information

In connection with the Notes Offering discussed above, Gulfport intends to disclose to potential investors the following:

Estimated Proved Reserves and Hedge Position Based on Current NYMEX Pricing

Gulfport’s proved reserves at December 31, 2015 were calculated, as required by the Securities and Exchange Commission (the “SEC”), using prices based on the 12-month unweighted arithmetic average of the first-day-of-the month price for the period January through December 2015 of $50.28 per barrel and $2.59 per MMBtu. Holding production and development costs constant, if Gulfport’s 2015 reserves were calculated using the October 5, 2016 NYMEX strip pricing of $47.81 per barrel and $3.08 per MMBtu in 2016, $52.76 per barrel and $3.19 per MMBtu in 2017, $54.64 per barrel and $2.98 per MMBtu in 2018, $55.78 per barrel and $2.86 per MMBtu in 2019, and $56.87 per barrel and $2.87 per MMBtu thereafter, Gulfport’s present value of estimated future net revenues discounted at 10% (“PV-10”) would have been approximately $1,194.1 million as compared to Gulfport’s actual PV-10 value of $765.8 million at December 31, 2015.

The value of Gulfport’s hedge position as of June 30, 2016 using December 31, 2015 SEC pricing discounted to present value using a 10% discount rate was approximately $135.0 million. The value of Gulfport’s hedge position as of June 30, 2016 using October 5, 2016 NYMEX pricing discounted to present value using a 10% discount rate was approximately $(8.1) million.

Additional Risk Factor

Other than as set forth below, there have been no material changes to the Risk Factors previously disclosed in Gulfport’s Annual Report on Form 10-K for the year ended December 31, 2015 or subsequent filings it makes with the SEC.

Recent decisions by the Ohio Supreme Court interpreting the Ohio Dormant Mineral Act relating to preservation of mineral rights by surface owners could require certain curative efforts to vest title in a portion of Gulfport’s leasehold acreage, increase its leasehold expenses, subject it to payment of additional royalties and/or result in the loss of some of its leasehold acreage in Ohio.

On September 15, 2016, the Ohio Supreme Court issued a series of decisions relating to the Ohio Dormant Mineral Act (the “ODMA”). In the lead case, Corban v. Chesapeake Exploration L.L.C., the court concluded that the 1989 version of the ODMA did not transfer ownership of dormant mineral rights automatically, by operation of law. Instead, prior to 2006, surface owners were required to bring a quiet title action in order to establish abandonment of mineral rights. After June 30, 2006 (the effective date of the 2006 version of the ODMA), surface owners are required to follow the statutory notice and recording procedures enacted in 2006. Gulfport is assessing the impact of these recent Ohio Supreme Court decisions on its operations in Ohio where the majority of its acreage and its producing properties are located. However, the Ohio Supreme Court decisions could require certain curative efforts to vest title in a portion of Gulfport’s leasehold acreage, increase its leasehold expenses, subject it to payment of additional royalties and/or result in the loss of some of its leasehold acreage in Ohio, any of which could have an adverse effect on Gulfport’s results of operations and financial condition.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Number	Exhibit

99.1	Press Release dated October 6, 2016 entitled “Gulfport Energy Corporation Launches Proposed $650 Million Offering of Senior Notes to Repurchase its Outstanding 7.750% Senior Notes due 2020.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION
Date: October 6, 2016	By:	/s/ Aaron Gaydosik Aaron Gaydosik Chief Financial Officer

Exhibit Index

Number	Exhibit

99.1	Press Release dated October 6, 2016 entitled “Gulfport Energy Corporation Launches Proposed $650 Million Offering of Senior Notes to Repurchase its Outstanding 7.750 Senior Notes due 2020.”